Exhibit 10.1
Executed Version

NINTH AMENDMENT TO CREDIT AGREEMENT
This Ninth Amendment to Credit Agreement (this “Amendment”) is entered into as of August 8, 2016, by and among K2M HOLDINGS, INC., a Delaware corporation (“Holdings”), K2M, INC., a Delaware corporation (the “US Borrower”) and K2M UK LIMITED, a company incorporated in England and Wales with company registration number 06950302 and with its registered office at Abbey House, Wellington Way, Broakland Business Park, Weybridge, Surrey KT13 0TT (the “UK Borrower”, and collectively, jointly and severally with the US Borrower, the “Borrower”), the several banks and other financial institutions or entities party hereto, SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SILICON VALLEY BANK, as administrative agent and collateral agent for the lenders (in such capacity, the “Administrative Agent”).
WHEREAS, reference is hereby made to that certain Credit Agreement dated as of October 29, 2012 by and among Holdings, Borrower, the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”) and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) (capitalized terms used but not otherwise defined herein shall have the same meaning as in the Credit Agreement);
WHEREAS, the parties hereto have agreed to modify and amend certain terms and conditions of the Credit Agreement, subject to the terms and conditions contained herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

a.	Section 1.1 of the Credit Agreement is hereby amended as follows:

i.	By amending and restating the definition of “Consolidated Adjusted Quick Assets” in its entirety as follows:
“Consolidated Adjusted Quick Assets”: at any date, (I) if such date is prior to the Trigger Date, (a) (i) all unrestricted cash and Cash Equivalents (it being understood that any cash and Cash Equivalents subject to a Lien (other than a Lien in favor of the Administrative Agent and non-consensual Liens arising by operation of law) shall not be considered unrestricted for purposes of this clause (i)) plus (ii) all accounts or accounts receivable, plus (b) to the extent not in excess of $30,000,000, fifty percent (50%) of all Inventory consisting of finished goods, in good, new, and salable condition and located at 600 Hope Parkway SE, Leesburg, Virginia 20175 and 610 Hope Parkway SE, Leesburg, Virginia 20175, or such other location of which the Administrative Agent has approved in writing, in each case in the case of clauses (i) and (ii) to the extent appearing on a consolidated balance sheet of Group Holdings and its consolidated Subsidiaries at such date, and (II) if such date is on or after the Trigger Date, (a) (i) all unrestricted cash and Cash Equivalents (it being understood that any cash and Cash Equivalents subject to a Lien (other than a Lien in favor of the Administrative Agent and non-consensual Liens arising by operation of law) shall not be considered unrestricted for purposes of this clause (i)) plus (ii) all accounts or accounts receivable, plus (b) to the extent not in excess of 50% of the amount described in clause (a), all Inventory, in each case of clauses (i) and (ii) to the extent appearing

Exhibit 10.1
Executed Version

on a consolidated balance sheet of Group Holdings and its consolidated Subsidiaries at such date.

ii.	By amending and restating the definition of “Consolidated Current Liabilities” in its entirety as follows:
“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Group Holdings and its consolidated Subsidiaries at such date, but excluding any such amounts with respect to Group Holdings’ Capital Lease Obligations relating to Group Holdings’ lease of real property located at 600 Hope Parkway SE, Leesburg, Virginia 20175 and 610 Hope Parkway SE, Leesburg, Virginia 20175.

iii.
By amending the definition of “Eligible Inventory” by deleting the phrase “751 Miller Road SE, Suite F1, Leesburg, Virginia 20175” therefrom and substituting in its stead the phrase “600 Hope Parkway SE, Leesburg, Virginia 20175 and 610 Hope Parkway SE, Leesburg, Virginia 20175”.

iv.	By amending and restating the definition of “Revolving Termination Date” in its entirety as follows:
“Revolving Termination Date”: April 26, 2018.

v.	By adding the following new definitions thereto in appropriate alphabetical order:
“Group Holdings Indenture”: The Indenture, to be dated on or about August 2016, between Group Holdings, as issuer, and The Bank of New York Mellon, as trustee.
“Group Holdings Notes”: Convertible senior unsecured notes due 2036 to be issued by Group Holdings on or about August 2016 pursuant to the Group Holdings Indenture, which notes shall not be materially less favorable to Group Holdings, the Group Members or the Secured Parties as terms set forth in the Description of Notes delivered to the Administrative Agent prior to the Ninth Amendment Effective Date.
“Ninth Amendment Effective Date”: August 8, 2016.
“Trigger Date”: The earlier to occur of (i) January 1, 2018, or (ii) the date on which the Loan Parties shall have received net proceeds, in an aggregate amount of not less than $12,000,000, from the incurrence of Indebtedness permitted pursuant to Section 7.2, the issuance or sale of Capital Stock permitted pursuant to Section 7.5, or as a capital contribution from Group Holdings with proceeds of Indebtedness incurred by, or a sale of Capital Stock by, Group Holdings.

b.	Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.10    Termination or Reduction of Revolving Commitments.
(a)    Termination or Reduction. Subject to payment of the sums set forth in Section 2.10
(b), the Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to

Exhibit 10.1
Executed Version

time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the aggregate amount of (x) the Total Revolving Extensions of Credit exceeds the amount of the Total Revolving Commitments then in effect, or (y) the Total Revolving Extensions of Credit (other than the aggregate undrawn amount of all outstanding Letters of Credit) exceeds the amount of the Borrowing Base then in effect. Any such reduction shall be in an amount equal to $1,000,000 (or, if the then Total Revolving Commitments are less than such amount, such lesser amount), or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; provided that, if in connection with any such reduction or termination of the Total Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.27. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $1,000,000 (or, if the then Total L/C Commitments are less than such amount, such lesser amount), or a whole multiple thereof, and shall reduce permanently the L/C Commitments then in effect.
(b) Revolving Commitment Reduction Fee. The Revolving Commitments may not be terminated pursuant to Section 2.10(a) unless the Borrower pays to the Administrative Agent (for the ratable benefit of the Revolving Lenders), contemporaneously with the termination of the Revolving Commitments, a fee equal to, (i) to the extent such termination of the Revolving Commitment occurs during the period commencing on the Ninth Amendment Effective Date and ending on the Trigger Date, 1.00% of the aggregate amount of the Revolving Commitments so terminated; and (ii) thereafter, 0%. Any such fee described in this Section 2.10(b) shall be fully earned on the date paid and shall not be refundable for any reason. Notwithstanding the foregoing, each Lender agrees that the fee described in this clause (b) owing to such Lender shall be waived if such Lender agrees to re-finance and re-document the Facility under another division of such Lender (in its sole and exclusive discretion) prior to the Revolving Termination Date.

c.	Section 7.6 of the Credit Agreement is hereby amended as follows:

i.	By deleting the phrase “under this clause (ii)” from clause (b) thereof and substituting in its stead the phrase “under this clause (b)”; and

ii.	By deleting the word “and” from the end of clause (c) thereof, re-lettering clause (d) thereof as clause (e), and inserting the following new clause (d) therein:
(d)    any Group Member may make any payment to Group Holdings (or may make any payment directly to any applicable trustee, agent or other applicable payee in respect thereof in lieu of any payment by Group Holdings) to pay (i) to the extent not in excess of $4,000,000 in the aggregate as to all such payments after the Ninth Amendment Effective Date but before the Revolving Termination Date, interest payments with

Exhibit 10.1
Executed Version

respect to the Group Holdings Notes (including, for the avoidance of doubt, any additional interest, special interest or any other interest) or (ii) to the extent not in excess of $1,500,000 in the aggregate as to all such payments after the Ninth Amendment Effective Date but before the Revolving Termination Date, any consideration payable with respect to any conversion of the Group Holdings Notes; provided that the aggregate amount of each Restricted Payment described in clauses (i) and (ii) to or on behalf of Group Holdings by the Group Members shall not exceed the amounts payable by Group Holdings pursuant to the Group Holdings Indenture and the Group Holdings Notes; and

d.	Section 7.11 of the Credit Agreement is hereby amended as follows:

i.	By deleting the phrase “under Sections 7.6(c) or (d)” from clause (a) thereof and substituting in its stead the phrase “under Sections 7.6(c) or (e)”; and

ii.	By deleting the word “and” from the end of clause (b) thereof, re-lettering clause (c) thereof as clause (d), and inserting the following new clause (c) therein:
(c)    to the extent otherwise permitted hereunder, (i) transactions between Group Holdings, on one hand, and the Group Members, on the other hand, constituting capital contributions by Group Holdings to one or more Group Members or (ii) Restricted Payments by a Group Member, on one hand, to or for the benefit of Group Holdings, on the other hand, in either case of the foregoing clauses (i) and (ii) in connection with the offering of the Group Holdings Notes or, with respect to any conversion of the Group Holdings Notes, any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of such Group Holdings Notes, or any similar payments with respect thereto.

e.	Section 10.2 of the Credit Agreement is hereby amended as follows:

i.
by deleting the phrase “751 Miller Road SE, Suite F1, Leesburg, Virginia 20175” from the “Borrower/Holdings” notification provisions therein and substituting in its stead the phrase “600 Hope Parkway SE, Leesburg, Virginia 20175”; and

ii.
by deleting the phrases “Attention: Chris Leary” and “E-Mail: cleary@svb.com” from the “Administrative Agent” notification provisions therein and substituting in their stead the phrases “Attention: Steve Lyons” and “E-Mail: slyons@svb.com”.

f.	The Exhibits to the Credit Agreement are hereby amended by deleting Exhibit B (Compliance Certificate) thereto and substituting in its stead the Exhibit B attached hereto as Exhibit A.

2.	Conditions Precedent to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the Administrative Agent:

a.	This Amendment shall have been duly executed and delivered by the respective parties hereto. The Administrative Agent shall have received a fully executed copy hereof.

b.
The Agent shall have received evidence acceptable to it that all action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken.

c.	All necessary consents and approvals to this Amendment shall have been obtained.

Exhibit 10.1
Executed Version

d.
The Administrative Agent shall have received a long form good standing certificate (or equivalent thereto, in the case of the UK Borrower) for each Loan Party from its respective jurisdiction of organization, which good standing certificate shall be certified by the applicable Governmental Authority as of a recent date.

e.	Prior to and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

f.
Prior to and immediately after giving effect to this Amendment, (i) each of the representations and warranties of the Loan Parties contained in the Credit Agreement, any other Loan Document or in any document or instrument delivered pursuant to or in connection with the Loan Documents or this Amendment, are true and correct on and as of the effective date of this Amendment (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date), and (ii) no Default or Event of Default exists on the date hereof.

g.	The Administrative Agent shall have received, for the sole benefit of Comerica Bank, the amendment fee described in Section 4 below.

h.	The Lenders and the Administrative Agent shall have received payment from the Borrower of all costs and expenses required to be paid pursuant to Section 5 of this Amendment.

i.
The Administrative Agent shall have received such other documents, instruments and agreements as it may reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent.

3.	Post-Ninth Amendment Effective Date Covenants. The Loan Parties hereby covenant and agree as follows:

a.
The Loan Parties shall use commercially reasonable efforts to deliver to the Administrative Agent, on or before February 8, 2017 (or such later date as the Administrative Agent may agree in its sole discretion), in form and substance reasonably satisfactory to the Administrative Agent, (i) a landlord’s agreement for the Borrower’s new headquarters located at 600 Hope Parkway SE, Leesburg, Virginia 20175 and 610 Hope Parkway SE, Leesburg, Virginia 20175 (collectively, the “New Headquarters”), which landlord’s agreement be duly executed by the landlord for such location and shall satisfy the requirements of Section 6.12(e) of the Credit Agreement, and (ii) a letter agreement in favor of the Administrative Agent and duly executed by Group Holdings, pursuant to which Group Holdings shall have made certain agreements with respect to access to the New Headquarters; provided that if the Administrative Agent, after using commercially reasonable efforts to negotiate with such landlord, reasonably determines that such landlord is unwilling to execute a landlord’s agreement as described above, the Loan Parties may cease using commercially reasonable efforts to so deliver prior to the end of the period described in this sentence. The parties hereto acknowledge and agree that nothing herein shall be deemed to derogate from any rights the Administrative Agent may have pursuant to Section 6.12(e) of the Credit Agreement in connection with such location.

b.
On or before December 8, 2016 (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall deliver to the Administrative Agent an appraisal, by Great American Group, LLC or an Affiliate thereof, of all Inventory of the Borrower.

Exhibit 10.1
Executed Version

c.
On or before October 8, 2016 (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, such amendments to the Intellectual Property Security Agreements as the Administrative Agent may reasonably require to evidence the Lien in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, of record with the USPTO, the USCRO and any similar recording office in the United Kingdom, on all Intellectual Property described therein.

d.
Promptly following execution thereof, the Loan Parties shall deliver to the Administrative Agent true and complete copies of (i) the Group Holdings Indenture, the Group Holdings Notes and any other material agreements executed in connection therewith, and (ii) all subsequent amendments or other material modifications of any of the foregoing; provided that Group Holdings’ having filed with the SEC a report on Form 8-K with respect to any such documents will satisfy the Loan Parties’ obligation under this clause (d) with respect to such documents; provided further that the Borrower shall have notified in writing (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provided to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Loan Parties acknowledge and agree that the failure to comply with any of the foregoing covenants shall constitute an immediate Event of Default pursuant to Section 8.1(c) of the Credit Agreement, without any grace period therefor.

4.
Amendment Fee. Borrower hereby agrees to pay to the Administrative Agent, for the sole benefit of Comerica Bank, an amendment fee in an amount equal to Fifty Thousand Dollars ($50,000). Such fee shall be fully earned and due and payable in full upon the effective date of this Amendment and Borrower agrees that, once paid, such fee will not be refundable (in whole or in part) under any circumstances. SVB hereby waives any right it may have under the Credit Agreement to a pro rata share of such amendment fee. Nothing herein shall derogate from any of Borrower’s obligations to pay any other fees as and when due under the Credit Agreement, the Fee Letter or any other Loan Document.

5.
Costs and Expenses. The Borrower shall pay to the Administrative Agent all reasonable costs, out-of-pocket expenses, and fees and charges of every kind incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto or thereto (which costs include, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent).

6.	Ratification of Loan Documents; Further Assurances.

a.
The Loan Parties hereby ratify, confirm and reaffirm each of the terms and conditions of the Loan Documents to which each is a party. The Loan Parties further acknowledge and agree that (i) except as specifically modified in this Amendment, all terms and conditions of the Loan Documents shall remain in full force and effect, and (ii) this Amendment constitutes a Loan Document.

b.
The Loan Parties hereby ratify, confirm and reaffirm that all security interests and liens granted pursuant to the Loan Documents secure and shall continue to secure the payment and performance of all of the Obligations pursuant to the Loan Documents, whether now existing or hereafter arising.

Exhibit 10.1
Executed Version

c.
The Loan Parties shall cooperate with the Administrative Agent and shall execute and deliver to the Administrative Agent such further instruments and documents as the Administrative Agent shall reasonably request to carry out to its satisfaction the transactions contemplated by this Amendment and the other Loan Documents.

7.	Representations and Warranties. The Loan Parties hereby represent, warrant, and covenant to the Administrative Agent and the Lenders as follows:

a.
The Loan Parties hereby represent and warrant as of the date hereof that (i) each of the representations and warranties of the Loan Parties contained in the Credit Agreement, any other Loan Document or in any document or instrument delivered pursuant to or in connection with the Loan Documents or this Amendment, are true and correct on and as of the effective date of this Amendment (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date), and (ii) no Default or Event of Default exists on the date hereof.

b.
This Amendment is, and each other Loan Document to which it is or will be a party, when executed and delivered by each Loan Party that is a party thereto, will be the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and equitable principals (whether enforcement is sought by proceedings in equity or at law).

c.
The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of its obligations under the Credit Agreement, as amended by this Amendment, and under the other Loan Documents (i) have been duly authorized by all necessary corporate action on the part of such Loan Party, (ii) will not violate any provisions of the certificate of incorporation or bylaws such Loan Party and (iii) will not constitute a violation by such Loan Party of any applicable material Requirement of Law.

d.
Each Loan Party acknowledges that the Administrative Agent and the Lenders have acted in good faith and has conducted in a commercially reasonable manner its relationships with each Loan Party in connection with this Amendment and in connection with the other Loan Documents. Each Loan Party understands and acknowledges that the Administrative Agent and the Lenders are entering into this Amendment in reliance upon, and in partial consideration for, the above representations, warranties, and acknowledgements, and agrees that such reliance is reasonable and appropriate.

8.
No Defenses. The Loan Parties hereby acknowledge and agree that the Loan Parties have no offsets, defenses, claims, or counterclaims against the Administrative Agent or the Lenders or any of their respective, officers, directors, employees, attorneys, representatives, successors or assigns, with respect to the Obligations, or otherwise, and that if any Loan Party now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Administrative Agent or the Lenders or any of their respective, officers, directors, employees, attorneys, representatives, successors or assigns, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and each Loan Party hereby RELEASES the Administrative Agent and the Lenders from any liability thereunder.

9.
Continuing Validity. The Loan Parties understand and agree that in modifying the existing Obligations, the Administrative Agent and the Lenders are relying upon the Loan Parties representations, warranties, and agreements, as set forth in the Loan Documents. Except as expressly modified pursuant to this

Exhibit 10.1
Executed Version

Amendment, the terms of the Loan Documents remain unchanged and in full force and effect. The Administrative Agent’s and the Lenders’ agreement to modifications to the existing Obligations pursuant to this Amendment in no way shall obligate the Administrative Agent or the Lenders to make any future modifications to the Obligations. It is the intention of the Administrative Agent, the Lenders, the Borrower and Holdings to retain all makers of the Loan Documents as liable parties, unless the party is expressly released by the Administrative Agent in writing. No maker will be released by virtue of this Amendment.

10.
Governing Law/Submission To Jurisdiction; Waivers. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference in their entirety and shall apply to the terms of this Amendment.

11.
Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof (save in the case of UK Borrower where delivery of an executed copy of this Amendment by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed version of this Amendment). A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

12.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, permitted successors and assigns.

13.
Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Exhibit 10.1
Executed Version

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

K2M HOLDINGS, INC.

By: _/s/  Gregory S. Cole
Name:   Gregory S. Cole
Title: Treasurer and Chief Financial Officer

US BORROWER:

K2M, INC.

By: _/s/ Greg Cole
Name:  Greg Cole
Title:  CFO and Treasurer

UK BORROWER:

K2M UK LIMITED

By: _/s/ Gregory Cole
Name:   Gregory Cole
Title: Director

[Signature Page to Ninth Amendment]

Exhibit 10.1
Executed Version

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK, as the Administrative Agent

By: /s/ Steve Lyons
Name: Steve Lyons___________
Title: VP

[Signature Page to Ninth Amendment]

Exhibit 10.1
Executed Version

LENDERS:

SILICON VALLEY BANK, as Issuing Lender, Swingline Lender, and as a Lender
By: _/s/ Steve Lyons____________
Name:       Steve Lyons__________
Title:    VP________________

[Signature Page to Ninth Amendment]

Exhibit 10.1
Executed Version

COMERICA BANK, as a Lender

    By: /s/ Walter Weston
Name: Walter Weston
Title: VP

[Signature Page to Ninth Amendment]